Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTREXON CORPORATION,

XON CELLS, INC.

AND

MEDISTEM INC.

DATED AS OF DECEMBER 19, 2013

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(continued)

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(continued)

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Exhibits:

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2013 (this “Agreement”), by and among Intrexon Corporation, a Virginia corporation (“Parent”), XON Cells, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Medistem Inc., a Nevada corporation (the “Company”). Hereinafter, Parent, Merger Sub and the Company shall be referred to individually as a “party” or collectively as the “parties.”

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (as amended, the “NRS”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 368 and 354 of the Code;

WHEREAS, at the Effective Time, the outstanding shares of capital stock of the Company shall be converted into the right to receive the Merger Consideration (as defined herein); and

WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of shares of the Company’s common stock are entering into the respective voting agreements in substantially the forms attached as Exhibit A attached hereto (the “Voting Agreements”); and certain holders of shares of the Company’s common stock are entering into a lock-up agreement in substantially the form of Exhibit B attached hereto (the “Lock-Up Agreements”), under which such stockholder will agree not to sell any of the shares of Parent Common Stock he, she or it holds immediately following the Effective Time of the Merger for a period of 90 days following the Effective Time of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NRS, Merger Sub shall be merged with and into the Company. As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be “XON Cells, Inc.”

Section 1.2 Closing; Effective Time.

(a) Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on the second Business Day following the satisfaction or, if permitted pursuant to the terms of this Agreement, waiver of the conditions set forth in Article VI, at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia 23219 pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement, unless another date or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) As promptly as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing the articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with, the relevant provisions of the NRS (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada, or such later date and time as Parent and the Company shall agree in writing and specify in the Articles of Merger, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation; Bylaws. Unless otherwise jointly determined by Parent and the Company prior to the Effective Time, Merger Sub’s articles of incorporation (the “Merger Sub Articles”) and bylaws (the “Merger Sub Bylaws” and, together with the Merger Sub Articles, the “Merger Sub Governing Documents”) shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), any other securities of the Company or any shares of capital stock or other securities of Merger Sub or, except as expressly set forth herein, on the part of Parent, the Company or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are held by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub or any of their respective subsidiaries, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and the Dissenting Shares) shall thereupon be converted automatically into, and shall thereafter represent, the right to receive the following consideration (together, the “Merger Consideration”): (i) an amount in cash equal to $0.27 without interest (the “Cash Consideration”) and (ii) the number of validly issued, fully paid and non-assessable shares of Parent Common Stock determined by dividing (A) $1.08 by (B) the Parent Stock Value (the “Stock Consideration”).

(d) Parent Stock Value. For purposes of this Agreement, the “Parent Stock Value” shall be equal to the volume-weighted average price for a share of Parent Common Stock on the Exchange for the 20 consecutive trading days immediately preceding the last trading day prior to the Effective Time, subject to adjustment pursuant to Section 2.6. Parent and the Company shall, prior to the Effective Time, jointly provide written notice to the Exchange Agent stating the Parent Stock Value.

(e) As of the Effective Time, all such shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates which immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive (i) the applicable Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2, (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case without interest and subject to any applicable withholding Taxes.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate American Stock Transfer & Trust Company, LLC, or such other bank or trust company selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”) to act as agent for Parent for the purpose of, among other things, exchanging shares of Company Common Stock for the Merger Consideration and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Exchange Agent at or prior to the Effective Time. The Cash Consideration portion of such aggregate Merger Consideration deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Exchange Agent for purposes of paying the Cash Consideration portion of the aggregate Merger Consideration, subject to Section 2.2(g). No investment by the Exchange Agent of the Cash Consideration portion of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Exchange Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Exchange Agent of the Cash Consideration portion of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent will make available to the Exchange Agent, from time to time as needed, additional cash or additional shares of Parent Common Stock to pay (A) the Merger Consideration as contemplated by this Article II, (B) cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and (C) any dividends or other distributions pursuant to Section 2.2(c) without interest.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock as of immediately prior to the Effective Time (i) a letter of transmittal (which shall (A) in the case of shares of Company Common Stock represented by Certificates, specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock represented by such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal, (B) be in such customary form and have such other provisions as Parent and the Company may reasonably agree and (C) be prepared prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which such holder is entitled pursuant to this Agreement. Following the Effective Time, upon surrender of Certificates for cancellation to the Exchange Agent or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, together with such letter of transmittal, duly and properly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificates or Book-Entry

Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration for each share of Company Common Stock surrendered, any cash in lieu of fractional shares of Parent Common Stock to which the holder is entitled pursuant to Section 2.2(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (in each case, without interest), and any Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of such Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (A) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive (1) the applicable Merger Consideration, as contemplated by this Article II, (2) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (3) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case without interest and subject to any applicable withholding Taxes.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable on surrender thereof, and no cash payment with respect to the Cash Consideration or in lieu of fractional shares pursuant to Section 2.2(e) shall be paid to any such holder, until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing whole shares of Parent Common Stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) on the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Transfer Books; No Further Ownership Rights in Company Common Stock. The applicable Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common

Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the applicable Merger Consideration, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued upon the conversion of Company Common Stock pursuant to Section 2.1(c), and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. As soon as reasonably practicable after the Effective Time, Parent will pay each holder of a fractional share interest an amount in cash (without interest and subject to any withholding Tax) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Parent Stock Value. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent will so notify Parent, and Parent will promptly deposit such amount with the Exchange Agent and will cause the Exchange Agent to forward payments to such holders of fractional share interests in accordance with the provisions of this Section 2.2.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which such person is entitled pursuant to Section 2.2(e), and any dividends or other distributions to which such person is entitled pursuant to Section 2.2(c), in each case, as contemplated by this Article II.

(g) Termination of Fund. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article II, and thereafter persons entitled to receive payment pursuant to this Article II shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, in each case without any interest thereon and subject to any applicable withholding Taxes. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any

Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any person for Merger Consideration or any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3 Treatment of Equity Awards.

(a) Parent shall not assume any options to purchase Company Common Stock under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Option Plans”) in connection with the Merger. Each holder of an option (an “Optionholder”) that represents the right to acquire shares of Company Common Stock granted under the Company Option Plans which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each a “Company Option”) shall be provided with notice pursuant to which all Company Options held by such Optionholder shall become fully vested and may be exercised by such Optionholder for a period of at least 15 days prior to the Effective Time in accordance with the terms and conditions of the applicable award agreement and Company Option Plan under which such Company Option was granted. To the extent that any outstanding Company Option is not so exercised immediately prior to the Effective Time, such Company Option shall be cancelled and terminated at the Effective Time in exchange for the right to receive, in a combination of cash and shares of Parent Common Stock as described below, (i) $1.35 minus the exercise price of such Company Option divided by (ii) $1.35 (the “Net Option Share Amount”), which shall be paid in (A) a cash amount equal to the product of the Net Option Share Amount multiplied by $0.27 and (B) the number of whole and fractional shares of Parent Common Stock equal to the quotient of (1) the product of the Net Option Share Amount multiplied by $1.08, divided by (2) the Parent Stock Value. If the exercise price per share of any such Company Option is equal to or greater than $1.35, such Company Option shall be canceled without any payment or other consideration being made in respect thereof.

(b) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3. All payments required under this Section 2.3 shall be made by the Surviving Corporation as soon as practicable, but in no event later than five Business Days, following the Effective Time.

(c) Any share of, or any right to a share of, Company Common Stock held by any participant in or under any Company Option Plan or pursuant to a restricted stock purchase agreement with the Company (a “Restricted Stock Purchase Agreement”) that is, prior to the Effective Time, unvested or otherwise restricted or deferred (if any) shall, immediately prior to the Effective Time, become vested and in the case of any such right the shares of Company Common Stock to be paid thereunder shall be distributed prior to the Effective Time, and thereafter such unrestricted shares of Company Common Stock shall be treated in the manner described in Section 2.1(c) above.

(d) As soon as practicable following the date of this Agreement, but in any event prior to the Effective Time, the Company, the Board of Directors of the Company (the “Company Board”) or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary in accordance with applicable Law and, as applicable, the Company Option Plans, each agreement evidencing a grant of Company Options (a “Company Option Agreement”) and each Restricted Stock Purchase Agreement (including obtaining necessary consents or amendments) to (i) effectuate the provisions of this Section 2.3 and (ii) terminate, upon the Effective Time, each Company Option Plan, each Company Option Agreement and each Restricted Stock Purchase Agreement, such that, at the Effective Time and upon the payments contemplated hereunder, no person shall have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest or exit payment from or of the Company or the Surviving Corporation.

Section 2.4 Treatment of Warrants.

(a) Parent shall not assume any warrants to purchase Company Common Stock in connection with the Merger. Each holder of an unexercised and unexpired warrant (a “Warrantholder”) that represents the right to acquire shares of Company Common Stock under the several warrant agreements entered into by the Company and the warrant holders party thereto outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each a “Company Warrant”) shall be provided with notice pursuant to which all Company Warrants held by such Warrantholder shall become fully vested and may be exercised by such Warrantholder for a period of at least 15 days prior to the Effective Time in accordance with the terms and conditions of the applicable Company Warrant. To the extent that any outstanding Company Warrant is not so exercised immediately prior to the Effective Time, such Company Warrant shall be cancelled and terminated at the Effective Time in exchange for the right to receive, in a combination of cash and shares of Parent Common Stock as described below, (i) $1.35 minus the exercise price of such Company Warrant divided by (ii) $1.35 (the “Net Warrant Share Amount”), which shall be paid in (A) a cash amount equal to the product of the Net Warrant Share Amount multiplied by $0.27 and (B) the number of whole and fractional shares of Parent Common Stock equal to the quotient of (1) the product of the Net Warrant Share Amount multiplied by $1.08, divided by (2) the Parent Stock Value. If the exercise price per share of any such Company Warrant is equal to or greater than $1.35, such Company Warrant shall be canceled without any payment or other consideration being made in respect thereof.

(b) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.4. All payments required under this Section 2.4 shall be made by the Surviving Corporation as soon as practicable, but in no event later than five Business Days, following the Effective Time.

(c) As soon as practicable following the date of this Agreement, but in any event prior to the Effective Time, the Company or the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary in accordance with applicable Law and, as applicable, the Company Warrants (including obtaining necessary consents or amendments) to (i) effectuate the provisions of this Section 2.4 and (ii) terminate, upon the Effective Time, each Company Warrant, such that, at the Effective Time and upon the payments contemplated hereunder, no person shall have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest or exit payment from or of the Company or the Surviving Corporation.

Section 2.5 Treatment of Convertible Notes.

(a) Parent shall not assume any promissory notes convertible into Company Common Stock in connection with the Merger. Each holder of a note (a “Noteholder”) that is convertible into Company Common Stock under the several promissory notes entered into by the Company and the note holders party thereto outstanding immediately prior to the Effective Time (whether or not then convertible) (each a “Company Note”) shall be provided with notice pursuant to which all Company Notes held by such Noteholder may be converted in full by such Noteholder for a period of at least 15 days prior to the Effective Time in accordance with the terms and conditions of the applicable Company Note. To the extent that any outstanding Company Note is not so converted immediately prior to the Effective Time, such Company Note shall be cancelled and terminated at the Effective Time in exchange for the right to receive, in a combination of cash and shares of Parent Common Stock as described below, the total number of shares of Company Common Stock to which the Company Note was convertible immediately prior to the Effective Time (the “Net Note Share Amount”), which shall be paid in (i) a cash amount equal to the product of the Net Note Share Amount multiplied by $0.27 and (ii) the number of whole and fractional shares of Parent Common Stock equal to the quotient of (A) the product of the Net Note Share Amount multiplied by $1.08, divided by (B) the Parent Stock Value. If the conversion price per share of any such Company Note is equal to or greater than $1.35, the outstanding principal balance of such Company Note, together with all accrued but unpaid interest thereon, shall instead be paid in full.

(b) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.5. All payments required under this Section 2.5 shall be made by the Surviving Corporation as soon as practicable, but in no event later than five Business Days, following the Effective Time.

(c) As soon as practicable following the date of this Agreement, but in any event prior to the Effective Time, the Company or the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary in accordance with applicable Law and, as applicable, the Company Notes (including obtaining necessary consents or amendments) to (i) effectuate the provisions of this Section 2.5 and (ii) terminate or satisfy in full, as applicable, upon the Effective Time, each Company Note, such that, at the Effective Time and upon the payments contemplated hereunder, no person shall have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest or exit payment from or of the Company or the Surviving Corporation.

Section 2.6 Adjustments; Aggregate Merger Consideration.

(a) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or

Parent shall occur as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange or readjustment of shares or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date during such period, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide the holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to that event; provided, however, that nothing in this Section 2.6 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(b) Notwithstanding anything set forth in this Agreement to the contrary, in no event shall the Merger Consideration together with other amounts paid by Parent pursuant to Section 2.1, Section 2.2(e), Section 2.1(c), Section 2.3, Section 2.4, Section 2.5 and Section 2.8 exceed in the aggregate $26.0 million. In the event that if not for the foregoing sentence such amount paid by Parent would exceed in the aggregate $26.0 million, then the per share Merger Consideration shall be reduced pro rata such that the aggregate amount so paid by Parent shall not exceed in the aggregate $26.0 million.

Section 2.7 Withholding Taxes. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, the Surviving Corporation or the Exchange Agent, such information shall be requested prior to any such withholding.

Section 2.8 Dissenting Shares. Shares of capital stock of the Company held by stockholders of the Company who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 92A.440 of the NRS (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(c) above, but the holders thereof shall be entitled only to such rights as are granted by Section 92A.440 of the NRS. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 92A.440 of the NRS shall receive payment therefor from the Surviving Corporation in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 92A.440 of the NRS, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive the Merger Consideration as provided in Section 2.1(c) above. Any payments in respect of Dissenting Shares will be made by the Surviving Corporation. The Company shall give prompt notice to Parent of any written demands received by the Company for payment of the fair value (as defined in NRS 92A.320) in respect of any shares of Company Common Stock and attempted withdrawals of such demands and any other instruments served pursuant to NRS 92A.440 and received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of shares of Company Common Stock, offer to settle or settle any demands or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.13, except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), or in the Company SEC Filings filed or furnished prior to the date of this Agreement (excluding any disclosures set forth in any risk factors section of any disclosure of risks included in any “forward looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not hold an Equity Interest in any other person.

(b) Each Company Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1 of the Company Disclosure Schedule, each Company Subsidiary does not hold an Equity Interest in any other person.

Section 3.2 Articles of Incorporation and Bylaws. The copies of the Company’s Articles of Incorporation, as amended (the “Company Certificate”), and Bylaws, as amended (the “Company Bylaws”), that are attached as Section 3.2 of the Company Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The Company has heretofore made available to Parent true, correct and complete copies of the Organizational Documents, in each case as amended to the date of this Agreement, of each Company Subsidiary (collectively with the Company Certificate and the Company Bylaws, the “Company Governing

Documents”). The Company Governing Documents are in full force and effect. The Company and the Company Subsidiaries are in compliance with the material terms of the Company Governing Documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of capital stock, of which 300,000,000 shares are designated Company Common Stock and 200,000,000 shares are designated preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of December 17, 2013, (i) 14,434,288 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) 4,445,748 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date, (iv) 1,200,000 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Warrants outstanding as of such date and (v) 1,314,583 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Notes outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

(b) As of the close of business on December 17, 2013, except for (i) Company Options, each of which is more particularly described in Section 3.3 of the Company Disclosure Schedule (including vesting schedule and exercise price), to purchase not more than 4,445,748 shares of Company Common Stock, (ii) Company Warrants, each of which is more particularly described in Section 3.3 of the Company Disclosure Schedule (including vesting schedule, if any, and exercise price), to purchase 1,314,583 shares of Company Common Stock, (iii) Company Notes, each of which is more particularly described in Section 3.3 of the Company Disclosure Schedule (including outstanding principal balance, accrued but unpaid interest and conversion price), and (iv) other arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock. Since the close of business on December 17, 2013 through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 3.3, issuance of shares pursuant to Company Options, or as set forth in Section 3.3 of the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance under the Company Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except with respect to the Company Notes, the Company Warrants, the Company Options and any related grant agreements, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and any applicable U.S. state securities and Blue Sky Laws.

(d) The Company or a Company Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any lien or other encumbrance, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Company Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of any Company Subsidiary. All Subsidiary Securities of any Company Subsidiary incorporated or formed in a jurisdiction located within the United States of America are duly authorized, validly issued, fully paid and nonassessable.

(e) The Company or one of its wholly owned Company Subsidiaries owns all of the issued and outstanding Equity Interests of each Company Subsidiary. No Equity Interests of any Company Subsidiary are or may become required to be issued (other than to another Company Subsidiary or the Company) by reason of any contract, and there are no contracts by which any Company Subsidiary is bound to issue (other than to another Company Subsidiary or the Company) additional Equity Interests or contracts by which any of the Company and the Company Subsidiaries is or may be bound to transfer Equity Interests of any Company Subsidiary (other than to another Company Subsidiary or the Company). There are no contracts relating to the rights of any of the Company and the Company Subsidiaries to vote or to dispose of any Equity Interests of any Company Subsidiary. All Equity Interests of each Company Subsidiary held by a Company Subsidiary or the Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a Company Subsidiary or the Company free and clear of any lien or other encumbrance.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement and the Merger by the Required Company Stockholders (as defined below), to consummate the Merger and the transactions contemplated by this Agreement (the “Transactions”) to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes by the Company’s stockholders are necessary to authorize this Agreement or the Merger or to consummate the Transactions, other than, with respect to the Merger, the approval of this Agreement by the Required Company Stockholders. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the Transactions contemplated hereby, including the Merger, and inapplicable to Parent, Sub and the Company’s capital stock in connection with this Agreement and the Transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar laws of the State of Nevada or the State of California, including the “Acquisition of Controlling Interest” statutes set forth in NRS 78.378 -78.3793, inclusive, and the “Combinations With Interested Stockholders” statutes set forth in NRS 78.411 - 78.444, inclusive, and no such Laws (each a “Takeover Statute”) apply or will apply to this Agreement and the Transactions contemplated hereby, including the Merger.

(c) The Company Board, at a meeting duly called and held, has unanimously (i) approved, adopted, authorized and declared advisable this Agreement and the Transactions, including the Merger, (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting, and (iv) resolved, subject to Section 5.7, to recommend that stockholders of the Company adopt this Agreement.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) assuming the Required Company Stockholders adopt this Agreement, conflict with or violate any provision of the Company Governing Documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as set forth on Section 3.5(a) of the Company Disclosure Schedule (the “Company Required Consents”), require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation to which the Company or any Company Subsidiary is party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults, failures to obtain consent or approval or other occurrences as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as set forth in Section 3.5(b) of the Company Disclosure Schedule, (ii) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of the OTCQB, and the filing and recordation of the Articles of Merger as required by the NRS or (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits; Compliance with Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary is conducting, and since January 1, 2011, has conducted, its business in compliance with all Laws applicable to the Company or any Company Subsidiary and have not received any written notice of non-compliance with respect to any applicable Laws, (b) the Company and each Company Subsidiary hold all Permits necessary for the ownership, lease and operation of its properties and assets, and such Permits are in full force and effect, and (c) from January 1, 2011, through the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication from any Governmental Entity that (i) alleges that the Company or any Company Subsidiary is not in compliance with any Permit or Law applicable to the Company or any Company Subsidiary or (ii) informs the Company that any investigation or review by any Governmental Entity is pending with respect to the Company or any Company Subsidiary or any of their respective properties or assets or that any such investigation or review is currently contemplated.

Section 3.7 Regulatory Compliance.

(a) The Company and the Company Subsidiaries are and have been, since January 1, 2011, in compliance in all material respects with (i) all applicable Laws (including all rules, regulations and policies) of the U.S. Food and Drug Administration (the “FDA”) and all other Health Authorities and (ii) all Regulatory Authorizations, including all requirements of the FDA and all other Health Authorities, that are applicable to the Company and the Company Subsidiaries, or by which any property, product, or other asset of the Company and the Company Subsidiaries (including any Product Candidate) is bound or affected. As of the date of this

Agreement, neither the Company nor the Company Subsidiaries has received any written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Health Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2011, (i) the Company and the Company Subsidiaries have held all Regulatory Authorizations required for the conduct of their respective businesses and Section 3.7(b) of the Company Disclosure Schedule sets forth a complete and correct list of all such Regulatory Authorizations from the FDA and all other Health Authorities held by the Company and each of the Company Subsidiaries and used in the conduct of their respective businesses. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any material Regulatory Authorization or results in any other impairment of the rights of the holder of any material Regulatory Authorization. Except for matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, all such Regulatory Authorizations held by the Company and the Company Subsidiaries are (i) in full force and effect, (ii) validly registered and on file with applicable Health Authorities and (iii) in material compliance with all filing and maintenance requirements. The Company and each of the Company Subsidiaries has filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA and all other applicable Health Authorities with respect to the conduct of their respective businesses.

(c) Section 3.7(c) of the Company Disclosure Schedule contains a complete and accurate list of all of the Product Candidates of the Company and the Company Subsidiaries, listing, where applicable, those Product Candidates for which the Company or the applicable Company Subsidiary have applied for or have authorization or clearance through inaction to test the product in human subjects (“Human Testing Authorization”) according to applicable regulations and listing the type of application made. For those Product Candidates listed in Section 3.7(c) of the Company Disclosure Schedule as having Human Testing Authorization, such Human Testing Authorization has not been revoked or rescinded, and no written notification has been received by any of the Company or the Company Subsidiaries from any Health Authority that would reasonably be expected to preclude the Company from continuing to test such Product Candidates. Furthermore, to the Company’s knowledge, no Covered Persons have received any material written information that could reasonably result in the Company or the Company Subsidiaries being precluded from continuing to test such Product Candidates. No applications made or other materials submitted by the Company or the Company Subsidiaries to any Health Authority contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter. For the purposes of this Agreement, “Product Candidates” means biologics, compounds or other products under development, current, active or otherwise, or consideration by the Company or any Company Subsidiary or any of their respective licensees.

(d) There are no facts or circumstances that the Company has concluded are reasonably likely to have a material adverse effect on the continued supply (either for clinical or commercial purposes) of the active ingredients or raw materials necessary to produce the Product Candidates currently used in clinical trials.

(e) Section 3.7(e) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company’s and the Company Subsidiaries’ research programs relating to any Product Candidates ongoing immediately prior to the date of this Agreement in one or more specific therapeutic areas or one or more specific biological pathways or targets. Neither the Company nor any of the Company Subsidiaries has received any material written information from any Government Entity that asserts, claims, questions or otherwise addresses any research program in respect of whether a research program has been, or is being, conducted in full compliance with all applicable Law.

(f) Neither the Company nor any of the Company Subsidiaries has received any material written information since January 1, 2011 from any Health Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Health Authority.

(g) The Company has made available to Parent all material reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any of the Company Subsidiaries, on the one hand, and any Health Authority, on the other hand, since January 1, 2011.

(h) All material reports, documents, claims, applicable product registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Health Authority by the Company and the Company Subsidiaries since January 1, 2011 have been so filed, maintained or furnished and, to the knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(i) The Company and the Company Subsidiaries have not since January 1, 2011 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product Candidate being administered in a human clinical trial or research program sponsored by the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary has received any written notice since January 1, 2011 that the FDA or any other Health Authority has (i) commenced, or threatened to initiate, any action to request the recall of any Product Candidate, (ii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product Candidate, (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product Candidate produced at any facility where any Product Candidate is manufactured, tested, processed, packaged or held for sale, or (iv) commenced, or threatened to initiate, any action that would suspend or terminate a research program.

(j) All clinical and pre-clinical studies, including all research programs, conducted by or on behalf of or sponsored by the Company or the Company Subsidiaries, or in which the Company or the Company Subsidiaries or their products or Product Candidates have participated were and, if still pending, are being conducted in accordance with all internal health, safety and environmental guidelines and standards of the Company or the Company Subsidiaries, any and all applicable trial protocols, standard medical and scientific research procedures and all applicable Laws, including compliance with the requirements of Good Laboratory Practice (21 C.F.R. pt. 58) and FDA regulations relating to Good Clinical Practice and Clinical Trials (including 21 C.F.R. pt. 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. pts. 50, 54, and 56), any relevant current International Conference on Harmonisation (ICH) guidance documents, and all similar local, state, federal, and applicable foreign Laws, and any adverse event reporting requirements of any of the foregoing, in each case in all material respects. The Company and the Company Subsidiaries have not received since January 1, 2011 any written notices, correspondence or other communication from any Health Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any Company Subsidiary, or in which the Company or the any of the Company Subsidiaries have participated.

(k) All clinical trials conducted by or on behalf of the Company or any Company Subsidiary and relied on for marketing authority conform to the characteristics of “adequate and well-controlled studies” set forth in 21 C.F.R. § 314.126.

(l) All manufacturing operations conducted by or for the benefit of the Company or any Company Subsidiary, whether domestic or foreign, have been, and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including the relevant current International Conference on Harmonization (ICH) guidance documents (including, without limitation, the ICH Guidance Q7A Good Manufacturing Practices Guidance for Active Pharmaceutical Ingredients), 21 C.F.R. Parts 210, 211, 606 and 610, and all similar local, state, federal, and applicable foreign Laws.

(m) Neither the Company nor any of the Company Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Health Authority, and there is no action or proceeding pending or, to the knowledge of the Company, threatened by any such Health Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or the Company Subsidiaries.

(n) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise, (ii) neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent or distributor of the Company or any Company Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21

U.S.C. § 335a(b) or any similar Law, and (iii) neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law. As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claims, actions, proceedings or investigations that would reasonably be expected to result in a debarment or exclusion of the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary or, to the knowledge of the Company, any of its directors, officers, employees or agents.

(o) Except as set forth on Section 3.7(o) of the Company Disclosure Schedule, no clinical hold or termination of a clinical study has been ordered by the FDA under 21 C.F.R. § 312.42 or § 312.44, or by any other Health Authority on any clinical trial of a product of the Company or any Company Subsidiary, and no such clinical trial has otherwise has been suspended or terminated by any person (including the Company or the Company Subsidiaries) prior to completion.

(p) The Company and the Company Subsidiaries have entered into written agreements with any persons or entities that provide material goods and services related to the conduct of the business of the Company or the Company Subsidiaries, including research programs, clinical study, pre-clinical study, manufacturing or operations. These written agreements include a requirement that the contracted party comply in all material respects with all applicable Laws.

Section 3.8 SEC Filings; Financial Statements.

(a) Since September 7, 2013, the Company has timely filed with or furnished to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after September 7, 2013 (collectively, the “Company SEC Filings”). As of its respective date or, if amended, as of the date of the last such amendment, (i) each Company SEC Filing complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Filing and (ii) none of the Company SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Filings and, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company has made available to Parent complete and accurate copies of all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any of the Company Subsidiaries, on the one hand, and the SEC, on the other hand, since January 1, 2011. The Company has delivered to Parent a copy of its unaudited balance sheet as of November 30, 2013, and, to the knowledge of the Company, the balance sheet does not contain any material omissions (except (A) as may be indicated in the notes thereto, (B) as permitted by Regulation S-X, or (C) in the case of unaudited statements, as to normal year-end audit adjustments and the absence of footnote disclosure) that would result in a Company Material Adverse Effect.

(b) As of their respective dates of filing with the SEC, the consolidated financial statements, as amended, supplemented or restated, if applicable, of the Company and the Company Subsidiaries included in the Company SEC Filings (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto, (B) as permitted by Regulation S-X, or (C) in the case of unaudited statements, as to normal year-end audit adjustments and the absence of footnote disclosure) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown.

(c) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a–15(d) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are reasonably effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) To the knowledge of the Company, as of the date hereof, no employee of the Company or the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiaries.

(e) Since September 7, 2013, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Filings, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Filings.

(g) Neither the Company nor any of the Company Subsidiaries has any liabilities that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP (or in the notes thereto), except for liabilities (i) reflected or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Filings, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise in connection with the Merger and the Transactions or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Disclosure Documents.

(a) The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

(b) None of the information supplied by the Company for use in the Proxy Statement or Registration Statement, and any amendments or supplements thereto, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 3.9 will not apply to statements or omissions included in the Proxy Statement, the Registration Statement or any Other Filings to the extent based upon information supplied to the Company by Parent or Merger Sub for use therein.

Section 3.10 Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement, except as provided in or contemplated by this Agreement, as set forth in Section 3.10(a) of the Company Disclosure Schedule or as required by applicable Law, (i) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) neither the Company nor any of the Company Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.1.

(b) Since the Balance Sheet Date, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of all Benefit Plans and Benefit Agreements.

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, is so qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, the Company Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions.

(c) No Benefit Plan (i) is subject to Section 303 or Title IV of ERISA or Section 412 or 430 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA or (ii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law). Neither the Company, any Company Subsidiary nor any other person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414 of the Code or Section 4001(a)(4) or 4001(b) of ERISA (each a “Commonly Controlled Entity”) has, within the prior six years, sponsored, maintained, contributed to or been required to contribute to, or had any liability (contingent or otherwise) with respect to, any such plan.

(d) To the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Benefit Plans and Benefit Agreements (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the IRS; (vi) the most recent determination letter from the IRS, if any; and (vii) the most recent summary plan description and any summary of material modification thereto.

(e) There are no investigations, examinations, audits or proceedings by any Governmental Entity with respect to or involving any Benefit Plan or any fiduciary thereof, and to the knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any such investigation, examination, audit or proceeding. There are no actions, claims, suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under any Benefit Plan or Benefit Agreement (except claims for benefits payable in the normal operation of the Benefit Plan or Benefit Agreement), and, to the knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any such action, claim, suit or proceeding.

(f) With respect to each Benefit Plan, there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any Company Subsidiary or any of their respective employees to any material liability.

(g) Except as set forth on Section 3.11 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (whether alone or as a result of any termination of employment on or following the Effective Time) will (i) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement, (iii) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated, or (iv) result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as would not reasonably be expected to give rise to material liability, the Company and each of the Company Subsidiaries have correctly classified each individual who performs services for the Company or any of the Company Subsidiaries as a common law employee, an independent contractor, or a leased employee, as applicable, in accordance with the provisions of each Benefit Plan, and in accordance with ERISA, the Code, and other applicable Laws.

(i) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2005, in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the IRS thereunder (together, the “409A Authorities”). Since January 1, 2008, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Company Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(j) With respect to each Benefit Plan that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Effective Time which are not yet due have been made to each such employee pension benefit plan or accrued in accordance with GAAP. With respect to each Benefit Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), all premiums or other payments for all periods ending on or before the Effective Time have been paid or accrued in accordance with GAAP.

Section 3.12 Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, in each case, except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees. To the knowledge of the Company, neither the Company nor any Company Subsidiary currently employs, any person who was not permitted to work in the jurisdiction in which such person was employed. The Company and each Company Subsidiary has complied in all material respects with all Laws that could require overtime to be paid to any current employee of the Company and/or Company Subsidiaries, no current employee has ever brought or, to the knowledge of the Company, threatened in writing to bring a claim for unpaid compensation or employee benefits, including overtime amounts, and no former employee has any claim pending or, to the knowledge of the Company, has threatened in writing to bring a claim for unpaid compensation or employee benefits, including, without limitation, overtime amounts.

(b) Neither the Company nor any Company Subsidiary is delinquent in payments to any of its current employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c) There is no unfair labor practice complaint against the Company or any Company Subsidiary pending before any Governmental Entity that would reasonably be expected to have a Company Material Adverse Effect.

(d) There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary.

(e) All material sums due for employee compensation and benefits and all accrued vacation time owing to any employees of the Company or any Company Subsidiary have been duly and adequately accrued on the accounting records of the Company, in each case, in accordance with GAAP.

(f) To the knowledge of the Company and except as otherwise contemplated by this Agreement, no officer or key employee presently intends to terminate their respective employment with the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have a present intention to terminate the employment of any of the foregoing.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current or former employee, officer and consultant of the Company and of each Company Subsidiary has executed a proprietary information and inventions assignment agreement or similar agreement whereby all Intellectual Property created by them in the scope of their employment or other relationship with the Company or any Company Subsidiary is assigned to the Company or applicable Company Subsidiary. To the knowledge of the Company, none of the Company’s nor any Company Subsidiaries’ current or former employees, officers or consultants is in material violation thereof. To the knowledge of the Company, other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer or consultant of the Company or of any Company Subsidiary has excluded material works or inventions made prior to his or her employment or consulting relationship with the Company or Company Subsidiary (as the case may be) from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, there are no (i) severance or employment agreements with directors, officers or employees of the Company; (ii) severance programs or policies of the Company with or relating to its employees; or (iii) plans, programs, agreements or other arrangements of the Company with or relating to its directors, officers or employees which contain change in control provisions.

Section 3.13 Material Contracts.

(a) Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as set forth in Section 3.13(a) or Section 3.12(h) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract (i) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the Transactions, or the value of any of the benefits to any party of which will be calculated on the basis of the Transactions, or (ii) which (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (B) involves aggregate expenditures in excess of $175,000, (C) involves annual expenditures in excess of $65,000 and is not cancelable within 90 days, (D) contains any non-compete or exclusivity restrictions on the Company or any Company Subsidiary with respect to any line of business or geographic area, or which otherwise restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, in each case, in any material respect, or (E) which would prohibit or materially delay the consummation of the Merger or the Transactions. Each contract of the type described in this Section 3.13(a) is referred to herein as a “Company Material Contract.”

(b) Except as would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries to the extent the Company or such Company Subsidiary is a party thereto, as applicable, and, to the Company’s knowledge, each other party thereto, and in full force and effect, (ii) each Company Material Contract is enforceable against the Company and any of the Company Subsidiaries to the extent the Company or such Company Subsidiary is a party thereto, as applicable, and to the Company’s knowledge, the other parties thereto in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity, and (iii) neither the Company nor any Company Subsidiary has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as otherwise disclosed in the Company SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, against the Company or any of the Company Subsidiaries and neither the Company nor any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction, or decree, in each case, which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.15 Properties.

(a) As of the date hereof, neither the Company nor any Company Subsidiary owns any real property.

(b)Section 3.15(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all of the leases and subleases pursuant to which the Company and the Company Subsidiaries hold a leasehold or a subleasehold estate in real property (the “Company Leases”). The Company has delivered or made available to Parent true, correct and complete copies of the Company Leases, including all amendments, supplements and modifications thereto. With respect to the real property leased to the Company and the Company Subsidiaries, each Company Lease for such property is valid, legally binding, enforceable and in full force and effect, and neither the Company nor any Company Subsidiary is in breach of or default under any such Company Lease, and no event has occurred that, with notice, lapse of time or both, would constitute a breach or default by the Company or any Company Subsidiary, permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the Transactions except, in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate with other such matters, have not had a Company Material Adverse Effect.

Section 3.16 Environmental Matters. Except as set forth in Section 3.16 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each of the Company Subsidiaries are in compliance with applicable Environmental Laws, hold or have applied for all Environmental Permits necessary to conduct their respective current operations and are in compliance with their respective Environmental Permits.

(b) Neither the Company nor any of the Company Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

(c) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

Section 3.17 Intellectual Property.

(a) Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of (i) all Intellectual Property owned by the Company and the Company Subsidiaries (“Company Owned IP”); and (ii) all Intellectual Property subject to in-bound licenses (including software) which, in each case, is material to the respective businesses of the Company and the Company Subsidiaries as currently conducted (the “Company Licensed IP” and to the extent exclusively licensed to the Company, the “Company Exclusively Licensed IP”) (notwithstanding anything to the contrary herein, Company Licensed IP shall not include, and therefore Section 3.17 of the Company Disclosure Schedule need not include, any licenses for click-wrap, shrink-wrap or off-the-shelf software).

(b) No holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority of competent jurisdiction denying the validity of, the Company’s or any Company Subsidiary’s right to register or own the Company Owned IP, or the Company’s or any Company Subsidiary’s right to use or enforce any Company Owned IP or Company Exclusively Licensed IP.

(c) To the Company’s knowledge, except as set forth in Section 3.17 of the Company Disclosure Schedule, no third party is infringing upon or otherwise violating any Company Owned IP or Company Exclusively Licensed IP.

(d) To the Company’s knowledge, except as set forth in Section 3.17 of the Company Disclosure Schedule, the conduct of each of the Company’s and the Company’s

Subsidiaries’ respective businesses in the manner currently conducted do not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other Intellectual Property right owned or controlled by a third party.

(e) All patents and patent applications, trademark registrations and applications included in the Company Owned IP and Company Exclusively Licensed IP (i) are subsisting, in full force and effect, (ii) to the knowledge of the Company, are valid and enforceable, (iii) have not expired, been canceled or abandoned (except in the ordinary course of business) and (iv) have had paid all registration, maintenance and renewal fees necessary to preserve the rights of the Company and the Company Subsidiaries in and to such Intellectual Property or will be paid prior to being prejudiced by such failure.

(f) Each of the Company and the Company Subsidiaries has taken action reasonably necessary to maintain and protect the secrecy, confidentiality and value of trade secrets and other confidential information of the Company and the Company Subsidiaries.

(g) Each of the Company and the Company Subsidiaries own or otherwise have the right or license to use all Intellectual Property reasonably necessary to operate its respective business as it is being conducted as of the Effective Time.

(h) Except as set forth in Section 3.17 of the Company Disclosure Schedule, at the Effective Time, the Surviving Corporation shall have the right and license to use the Company Owned IP and the Company Licensed IP, in the same manner and subject to the same limitations and scope as the Company and the Company Subsidiaries had immediately prior to the Effective Time.

(i) As of the date of this Agreement, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, used by the Company and the Company Subsidiaries in the conduct of their respective businesses are sufficient for the needs of their business as of the Effective Time.

(j) Except as set forth in Section 3.17 of the Company Disclosure Schedule, no Company Owned IP was developed using (in whole or in part) funding or facilities provided by any Governmental Entity or university, college, other educational institution, international organization or research center, nor was it obtained from any Governmental Entity or university, college or other educational institution, international organization or research center. Except as set forth in Section 3.17 of the Company Disclosure Schedule, to the extent any Company Owned IP was developed (in whole or in part) using funding under a Government Contract, the Company and the Company Subsidiaries are in compliance with all intellectual property terms of such Government Contract regarding the identification, election of title, protection and marking of the Company Owned IP. For purposes of this Agreement, “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, task order, delivery order or other similar arrangement of any kind including all modifications, options and extensions, between the Company or any of the Company Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand; provided, however, that no supplier agreement or vendor agreement in an amount under the Simplified Acquisition Threshold (as defined in the Federal Acquisition Regulations) shall be deemed a Government Contract hereunder. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates, unless there is no such Government Contract under which such task, purchase or delivery order was delivered or to which it relates.

Section 3.18 Taxes.

(a) The Company and each Company Subsidiary have timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects as of the time of such filing. All Taxes that are shown as due on such filed Tax Returns have been paid, except for amounts being contested in good faith by appropriate proceedings and for which adequate reserves therefor have been maintained in accordance with GAAP.

(b) There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company or the Company Subsidiaries, and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings. No requests for waivers of time to assess any Taxes are pending, and neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

(c) There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current or accrued Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

(d) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under federal, state, local and foreign Law, and their respective records contain information and documents (including properly completed IRS Forms W-9) necessary to materially comply with the applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws.

(e) The Company has not engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(g) To the Company’s knowledge, since January 1, 2008, no claim has ever been made or threatened in writing by any taxing authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any Company Subsidiary (i) is a party to any Tax allocation or other tax sharing agreement (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (iii) is liable or responsible for the Tax Liability of any other person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Effective Time as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Effective Time, including any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Law), (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Effective Time, or (iii) the receipt of any prepaid revenue received on or prior to the Effective Time outside the ordinary course of business.

(j) Within the last two years, the Company has not distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(k) Neither the Company nor any Company Subsidiary has made any payments, is or will be obligated to make any payments (whether as a result of the Transactions or otherwise), or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code. Neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time. The net operating losses of the Company and the Company Subsidiaries are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses.

(l) The Company has adequately disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, but for such disclosure, or that is a transaction that is reportable under Treas. Reg. § 1.6011-4.

Section 3.19 Certain Business Relationships With Affiliates. Since January 1, 2011 and prior to the date hereof, no event has occurred that would be required to be reported by the Company as a transaction with related persons, promoters and certain control persons pursuant to Item 404 of Regulation S-K promulgated by the SEC that was not so reported.

Section 3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth, as of the date hereof, all material policies of liability, property, casualty and other forms of insurance owned or held by the Company and the Company Subsidiaries, copies of which have previously been made available to Parent. Excluding any such policies that have expired and been replaced in the ordinary course of business, as of the date hereof, all such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy.

Section 3.21 Opinion of Financial Advisors. The Company Board has received the opinion of Griffin Securities, Inc. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to various qualifications and assumptions, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair from a financial point of view to such holders.

Section 3.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Company Stockholders”) to approve this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement, and to consummate the Transactions, including the Merger.

Section 3.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the Transactions based upon arrangements made by or on behalf of the Company. The fee payable to the Company Financial Advisor in connection with the Merger or the Transactions is as set forth in the copy of the letter agreement previously provided to Parent, entered into by the Company and the Company Financial Advisor as of December 5, 2013.

Section 3.24 Foreign Corrupt Practices Act. The Company and the Company Subsidiaries are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended through the date of this Agreement (the “FCPA”), to the extent applicable to the Company and the Company Subsidiaries. None of the Company and the Company Subsidiaries nor any of their respective Representatives have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both clauses (a) and (b) above in order to assist the Company, the Company Subsidiaries or any of their respective related persons or licensees to obtain or retain business for, or direct business to the Company, the Company Subsidiaries or any of their respective related persons or licensee, as applicable. None of the Company and the Company Subsidiaries nor any of their respective Representatives has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation and there is no investigation pending or, to the knowledge of the Company, threatened, in each case, against the Company or any Company Subsidiary in connection with same.

Section 3.25 Compliance with Office of Foreign Assets Control.

(a) None of the Company and the Company Subsidiaries, or any of their respective Representatives, is an OFAC Sanctioned Person (as defined below). The Company and the Company Subsidiaries and, to the knowledge of the Company, their respective Representatives are in compliance with, and have not previously violated, the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the Company and the Company Subsidiaries and all other applicable anti-money laundering laws and regulations. None of (i) the execution, delivery and performance of this Agreement or (ii) the consummation of the Transactions, will result in a violation by the Company or any Company Subsidiary of any of the OFAC Sanctions (as defined below) or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

(b) For the purposes of Section 3.25(a) and Section 4.16:

(i) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury by the President of the United States or provided to the Secretary of the Treasury by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary of the Treasury by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(ii) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons. For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the OFAC list of Specially Designated Nationals and Blocked Persons on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(iii) “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person

(individual or entity) in the United States, and, with respect to OFAC’s Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

Section 3.26 Foreign Law Equivalent. In each instance in Article III where a representation and warranty is made with respect to a specific United States law, ordinance, code, regulation, statute or treaty regarding the Company or the Company Subsidiaries, the Company hereby also make the same representation and warranty as to each and every foreign law ordinance, code, regulation, statute and treaty that is the same or similar to such United States law, ordinance, code, regulation, statute or treaty and is specifically applicable to the Company and/or the Company Subsidiaries with respect to such representation and warranty.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of the Company Subsidiaries or any other person makes any representation or warranties on behalf of the Company, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 8.13, except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), or in the Parent SEC Filings filed or furnished prior to the date of this Agreement (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Articles of Incorporation and Bylaws. The copies of Parent’s Articles of Incorporation (the “Parent Articles”) and Bylaws (the “Parent Bylaws” and, together with the Parent Articles, the “Parent Governing Documents”) that are attached as Section 4.2 of the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The copies of the Merger Sub Governing Documents that are attached as Section 4.2 to the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The Parent Governing Documents and Merger Sub Governing Documents are in full force and effect. Parent and Merger Sub are in compliance with the material terms of the Parent Governing Documents and Merger Sub Governing Documents, respectively.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Parent consists of 225,000,000 shares of capital stock, of which 200,000,000 are designated common stock, no par value per share (“Parent Common Stock”), and 25,000,000 are designated preferred stock, no par value per share (“Parent Preferred Stock”). As of the close of business on November 30, 2013, (a) 97,048,750 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (b) no shares of Parent Common Stock were held by the Parent Subsidiaries and (c) 2,621,365 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding.

(b) As of the close of business on November 30, 2013, except for (i) Parent Options to purchase not more than 2,621,365 shares of Parent Common Stock, (ii) 414,404 shares of Parent Common Stock issuable upon exercise of warrants to purchase Parent Common Stock outstanding as of such date and (iii) other arrangements and agreements set forth in Section 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from Parent, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Since the close of business on November 30, 2013 through the date hereof, Parent has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 4.3 or as set forth in Section 4.3 of the Parent Disclosure Schedule. All shares of Parent Common Stock subject to issuance upon exercise of the Parent Options, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be in violation of any preemptive rights.

(c) Except with respect to the Parent Options and any related grant agreements, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent. All outstanding securities of Parent have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and any applicable U.S. state securities and Blue Sky Laws.

(d) Neither Parent nor Merger Sub owns, or prior to the Effective Time, will own, beneficially or of record, any shares of capital stock of the Company.

Section 4.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub) and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes by Parent’s or Merger Sub’s stockholders are necessary to authorize this Agreement or the Merger or to consummate the Transactions. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the Parent Governing Documents or the Merger Sub Governing Documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other entity that is a subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (iii) except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults, failures to obtain consent or approval or other occurrences as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Transactions will not require the consent or approval of any Governmental Authority with respect to antitrust Laws.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange and filing and recordation of the Articles of Merger as required by the NRS or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Permits; Compliance with Law. (a) Parent, Merger Sub and each other Parent Subsidiary is conducting, and since January 1, 2011, has conducted, its business in compliance in all material respects with all Laws applicable to such entities and have not received any written notice of non-compliance with respect to any applicable Laws, (b) Parent, Merger Sub and each other Parent Subsidiary hold all material Permits necessary for the ownership, lease and operation of its properties and assets, and such Permits are in full force and effect, and (c) from January 1, 2011, through the date of this Agreement, none of Parent, Merger Sub nor any other Parent Subsidiary has received any written communication from any Governmental Entity that (i) alleges that Parent, Merger Sub or any other Parent Subsidiary is not in compliance with any material Permit or Law applicable to it or (ii) informs Parent that any investigation or review by any Governmental Entity is pending with respect to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets or that any such investigation or review is currently contemplated.

Section 4.7 SEC Filings; Financial Statements.

(a) Since August 7, 2013, Parent has timely filed with or furnished to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after August 7, 2013 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended, as of the date of the last such amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Parent SEC Filing, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended, as of the date of the last such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to Parent SEC Filings and, to the knowledge of Parent none of the Parent SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Parent Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act. Parent has made available to the Company complete and accurate copies of all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between Parent and any of the Parent Subsidiaries, on the one hand, and the SEC, on the other hand, since January 1, 2012.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are reasonably effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Except as and to the extent set forth (i) on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2012 included in Parent’s registration statement on Form S-1 filed on May 10, 2013, as amended, including the notes thereto, or (ii) in the Parent SEC Filings filed after August 7, 2013, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date, except for liabilities or obligations (A) under this Agreement or incurred in connection with the Transactions, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2012, (C) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (D) incurred at the request or with the consent of the Company.

Section 4.8 Disclosure Documents.

(a) The Registration Statement and any Other Filings, and any amendments or supplements thereto, that Parent is responsible for filing at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement or such Other Filings (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

(b) None of the information supplied by Parent or Merger Sub for use in the Registration Statement or Proxy Statement, and any amendments or supplements thereto, at (i)

the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Parent or Merger Sub for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Proxy Statement, Registration Statement or any Other Filings based upon information supplied to Parent or Merger Sub by the Company for use therein.

Section 4.9 Absence of Material Adverse Effect. Since January 1, 2013, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 Material Contracts. Except as filed as exhibits to the Parent SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any Parent Subsidiary, nor any of their respective assets, properties, businesses or operations is a party to, bound or affected by, or receives benefits under any contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Parent Material Contract”). Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and any of the Parent Subsidiaries to the extent Parent or such Parent Subsidiary is a party thereto, as applicable, and, to Parent’s knowledge, each other party thereto, and in full force and effect, (ii) each Parent Material Contract is enforceable against Parent and any of the Parent Subsidiaries to the extent Parent or such Parent Subsidiary is a party thereto, as applicable, and to Parent’s knowledge, the other parties thereto in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity, and (iii) neither Parent nor any Parent Subsidiary has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Parent Disclosure Schedule or as otherwise disclosed in the Parent SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding, in each case, which has had, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the Transactions.

(b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

(c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.13 Intellectual Property.

(a) No holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority of competent jurisdiction denying the validity of, Parent’s right to register or own the Parent Owned IP, or Parent’s right to use or enforce any Parent Owned IP that is material to the business of the Parent or, to the Parent’s knowledge, any Parent Exclusively Licensed IP that is material to the business of the Parent.

(b) To Parent’s knowledge, except as set forth in Section 4.13 of the Parent Disclosure Schedule, no third party is infringing upon or otherwise violating any material Parent Owned IP, except as would not reasonably be expected to cause a Parent Material Adverse Effect.

(c) To Parent’s knowledge, except as set forth in Section 4.13 of the Parent Disclosure Schedule, the conduct of the Parent’s business in the manner currently conducted does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other Intellectual Property right owned or controlled by a third party.

(d) To the knowledge of Parent, all patents and patent applications, trademark registrations and applications included in the Parent Owned IP and which are material to the business of Parent are valid and enforceable.

Section 4.14 Tax Matters. Subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each Parent Subsidiary has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct. All Taxes that are shown as due on such filed Tax Returns have been paid, except for amounts being contested in good faith by appropriate proceedings and for which adequate reserves therefor have been maintained in accordance with GAAP.

(b) There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary has received a written notice or announcement of any audits or proceedings. No requests for waivers of time to assess any Taxes are pending, and neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

(c) There are no Tax liens upon any property or assets of Parent or any Parent Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

(d) All Taxes that Parent and each Parent Subsidiary have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Entity.

(e) Neither Parent nor any Parent Subsidiary has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) Neither Parent nor any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(g) To the Parent’s knowledge, since January 1, 2008, no claim has ever been made by any taxing authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither Parent nor any Parent Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes) under which Parent or any Parent Subsidiary would be liable after the Effective Time for the Tax liability of an entity that is not Parent or a Parent Subsidiary.

(i) Neither Parent nor any Parent Subsidiary has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which Parent is the common parent, and neither Parent nor any Parent Subsidiary has any liability for Taxes of any person (other than Parent or a Parent Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

(j) Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Effective Time as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Effective Time, including any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Law), (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Effective Time, or (iii) the receipt of any prepaid revenue received on or prior to the Effective Time.

(k) Within the last two years, neither Parent nor any Parent Subsidiary has distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361

(l) Parent and Parent Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, but for such disclosure, or that is a transaction that is reportable under Treas. Reg. § 1.6011-4.

Section 4.15 Foreign Corrupt Practices Act. Parent, Merger Sub and the other Parent Subsidiaries are in compliance with the FCPA, to the extent applicable to Parent, Merger Sub and the other Parent Subsidiaries. None of Parent, Merger Sub nor any other Parent Subsidiary, or any of their respective Representatives have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both clauses (a) and (b) above in order to assist Parent, Merger Sub or any other Parent Subsidiary, or any of their respective related persons or licensees to obtain or retain business for, or direct business to Parent, Merger Sub or any other Parent Subsidiary or any of their respective related persons or licensee, as applicable. None of Parent, Merger Sub nor any other Parent Subsidiary or any of their respective Representatives has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation and there is no investigation pending or, to the knowledge of Parent, threatened, in each case, against Parent, Merger Sub or any other Parent Subsidiary in connection with same.

Section 4.16 Compliance with Office of Foreign Assets Control. None of Parent, Merger Sub nor any other Parent Subsidiary, or, to the knowledge of Parent, any of their respective Representatives, is an OFAC Sanctioned Person. Parent, Merger Sub and the other Parent Subsidiaries and their respective Representatives are in compliance with, and have not previously violated, the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to Parent, Merger Sub and the other Parent Subsidiaries and all other applicable anti-money laundering laws and regulations. None of (i) the execution, delivery and performance of this Agreement or (ii) the consummation of the Transactions, will result in a violation by Parent, Merger Sub or any other Parent Subsidiary of any of the OFAC Sanctions or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

Section 4.17 No Vote Required. No vote or other action by the shareholders of Parent is required by Law, the Parent Governing Documents or otherwise in order for Parent and Merger Sub to consummate the Merger and the Transactions.

Section 4.18 Availability of Funds. At the Closing, Parent will have sufficient funds available to timely pay the Cash Consideration and all fees, expenses and other amounts contemplated to be paid by Parent or its affiliates under this Agreement.

Section 4.19 No Other Representations or Warranties. Except for representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub, any of the Parent Subsidiaries or any other person makes any representation or warranties on behalf of Parent or Merger Sub, and Parent and Merger Sub hereby disclaim any other representations or warranties, with respect to Parent, Merger Sub, the Parent Subsidiaries or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent and Merger Sub.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time or, except as set forth in Section 5.1 of the Company Disclosure Schedule, as specifically contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the OTCQB, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will (A) conduct its operations in the ordinary and usual course of business substantially consistent with past practice and (B) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill, except that the Company may consummate an equity or debt financing on or after March 12, 2014 if the merger has not been consummated by March 12, 2014 (a “Permitted Financing”) as long as the terms and conditions of such Permitted Financing are reasonable, customary and consistent with comparable market transactions and such Permitted Financing would not be an Acquisition Proposal. Between the date of this Agreement and the Effective Time, the Company will periodically provide Parent updates regarding any material developments regarding the Company or its operations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as specifically contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the OTCQB, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its articles of incorporation or bylaws or equivalent Organizational Documents, except in connection with a Permitted Financing;

(b) (i) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company, other than the issuance of (A) Company Common Stock upon the exercise of Company Options outstanding on the date hereof, (B) Company Common Stock upon the exercise of Company Warrants outstanding on the date hereof, and/or (C) capital stock issued pursuant to a Permitted Financing, or (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company, except pursuant to a Permitted Financing and/or existing contracts or written commitments or the sale or purchase of goods or other property or assets in the ordinary course of business;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock, except in connection with a Permitted Financing;

(d) other than exercise of Company Options or warrants to purchase Company Common Stock, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities, except in connection with a Permitted Financing;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets) any Equity Interest in or all or substantially all of the assets of any other person, other than acquisitions of assets in the ordinary course of business;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, in each case, other than the Promissory Note, the indebtedness and promissory notes disclosed in the Company SEC Filings prior to the date hereof, and any Permitted Financing.

(g) except as may be required by applicable Law or any Company Benefit Plan, contractual commitments or corporate policies in existence on the date of this Agreement: (i) materially increase the compensation or benefits payable or to become payable to its directors, officers, employees or consultants; or (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee, consultant or other service provider, except to the extent required by applicable Law;

(h) except in connection with a Permitted Financing and/or in the ordinary course of business, terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract;

(i) waive, release, assign, settle or compromise any material claims, litigation or arbitration except (i) in the ordinary course of business or (ii) for amounts, individually or in the aggregate, not to exceed $50,000 (in excess of third party insurance);

(j) make any material Tax election or settle or compromise any material liability for Taxes;

(k) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(l) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m) take, or agree to take, any action that would be reasonably likely to delay the effectiveness of the Registration Statement, including, without limitation, any business combination that would result in a requirement to include financial statements for the acquired entity or assets in the Registration Statement, except in connection with a Permitted Financing;

(n) take any action or conduct its business in a manner such that as of the Closing Date the amount derived by subtracting the total current liabilities of the Company and the Company Subsidiaries on a consolidated basis from the total current assets of the Company and the Company Subsidiaries on a consolidated basis will be less than $500,000, determined in accordance with GAAP and consistent with the historical audited financial statements of the Company included in the SEC Filings; or

(o) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule, as specifically contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the Exchange, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will, and will cause each Parent Subsidiary to, (A) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill, and (B) conduct its operations in the ordinary and usual course of business substantially consistent with past practice. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Parent Disclosure Schedule, as specifically contemplated by any other provision of this Agreement, or as required by applicable Law or the regulations or requirements of the Exchange, Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its articles of incorporation or bylaws or equivalent Organizational Documents;

(b) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that would be reasonably likely to delay the effectiveness of the Registration Statement; or

(d) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (c) seeking to obtain any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers; provided, however, that except as expressly provided in Article VI, no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing. Without limiting the foregoing, the parties shall (i) take all action necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other Transactions and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other Transactions, take all action reasonably necessary to ensure that the Merger and the other Transactions may be lawfully consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other Transactions.

Section 5.4 Registration Statement; Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, and in any event within 21 calendar days of the date of this Agreement (or such later date as Parent and the Company may agree in writing), the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Parent will use all reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Registration

Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Registration Statement and any Other Filings. Subject to Section 5.5 and Section 5.7, as promptly as reasonably practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders; provided, that the Company shall be under no obligation to mail the Proxy Statement to its stockholders prior to the No-Shop Period Start Date. Subject to Section 5.7, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”).

(b) Subject to Section 5.7 and other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.10 of this Agreement, no amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filings, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by the Company or Parent without providing the other party the opportunity to review and comment upon such amendment, supplement or response, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent each will advise the other promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(c) Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company, or any of its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing.

Section 5.5 Company Stockholders’ Meeting. Subject to Section 5.7, the Company shall call and hold a meeting of the holders of Company Common Stock (including any postponements or adjournments thereof, the “Company Stockholders’ Meeting”) as promptly as reasonably practicable after the effective date of the Registration Statement for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.7, the Company may adjourn or postpone such Company Stockholders’ Meeting (i) if this Agreement is terminated or (ii) to the extent necessary to respond to an Acquisition Proposal pursuant to and in accordance with Section 5.7.

Section 5.6 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or as would violate the attorney-client privilege, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the properties, offices and other facilities of the Company and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or the Parent Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable prior notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company.

(b) With respect to the information disclosed pursuant to Section 5.6(a), Parent and Merger Sub shall comply with, and shall cause the Parent Representatives to comply with, all of Parent’s obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

Section 5.7 Go-Shop Period; Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., California time, on the date which is 21 days after the date hereof, the Company and the Company Subsidiaries and their respective Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, facilitate or encourage, whether publicly or otherwise, the submission of any Acquisition Proposal (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within two Business Days) provide to Parent any material non-public information concerning the Company that is provided to any person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Acquisition Proposals (or inquiries, proposals or offers or other efforts that may reasonably be expected to lead to an Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, including through the waiver or release by the Company at its sole discretion, of any pre-existing standstill or similar provision with any persons to the extent necessary to permit such person to make or amend an Acquisition Proposal or otherwise engage with the Company in discussions regarding an Acquisition Proposal or a proposal that could reasonably be expected to lead to an Acquisition Proposal.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.7 (including Section 5.7(c)) and except as may relate to any Excluded Party, the Company shall and shall cause the Company Subsidiaries and their respective Representatives to (i) from 12:00 a.m., California time, on the date which is 22 days after the date hereof, 2014 (the “No-Shop Period Start Date”), immediately cease and terminate any solicitation, encouragement (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of the Company Subsidiaries to any person and its Representatives, its affiliates and its prospective equity and debt financing sources, except in connection with a Permitted Financing), discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposal, and as promptly as practicable thereafter deliver a written notice to each such person to the effect that the Company is ending all discussions and negotiations with such person with respect to any Acquisition Proposal, effective immediately, which notice shall also request such person to return or destroy promptly all confidential information concerning the Company and the Company Subsidiaries, and the Company shall take all reasonably necessary actions to secure its rights and ensure the performance of any such person’s obligations under any applicable confidentiality agreement (including enforcement of any applicable standstill provision), and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, not, directly or indirectly (A) initiate, solicit or knowingly facilitate or encourage (publicly or otherwise) (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of the Company Subsidiaries to any person and its Representatives and its affiliates) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with respect to, or provide any non-public information or data concerning, the Company or the Company Subsidiaries to any person relating to, or for the purpose of encouraging or facilitating, any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate such discussions or negotiations, or (C) otherwise knowingly facilitate any such inquiries, proposals, discussion or negotiations or any effort or attempt by any person to make an Acquisition Proposal. Notwithstanding the commencement of the obligations of the Company under this Section 5.7(b) on the No-Shop Period Start Date, the parties agree that the Company may continue to engage in the activities described in clause (i) and/or (ii) of Section 5.7(a) with respect to each Excluded Party on and after the No-Shop Period Start Date until the earlier of the time (A) the Company Stockholder Approval is obtained and (B) it ceases to be an Excluded Party, including with respect to any amended or revised Acquisition Proposal submitted by such Excluded Party on or after the No-Shop Period Start Date. A breach by any Company Subsidiary or Representative of the Company or any of the Company Subsidiaries of this Section 5.7 shall constitute a breach by the Company of this Section 5.7. Within two Business Days following the No-Shop Period Start Date, the Company will notify Parent of the number and identity of Excluded Parties.

(c) Certain Permitted Conduct Following the No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 5.7(c), at any time on or after the No-Shop Period Start Date and prior to the time the Company Stockholder Approval is obtained, if the Company receives an Acquisition Proposal from any person or Group, which Acquisition Proposal was made by an Excluded Party or which Acquisition Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from a material breach of this Section 5.7:

(i) the Company and its Representatives may contact such person or Group to clarify the terms and conditions thereof;

(ii) if the Company Board or any duly constituted and authorized committee thereof determines in good faith (after consultation with its financial advisor and based on the advice of its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, then the Company and its Representatives may (x) provide, pursuant to an Acceptable Confidentiality Agreement, non-public information and data concerning the Company and the Company Subsidiaries to such person or Group, their Representatives and their prospective equity and debt financing sources; provided that the Company shall promptly (and in any event within two Business Days) make available to Parent (through an electronic data site or otherwise), any material non-public information concerning the Company or the Company Subsidiaries that the Company made available to any such person or Group, their Representatives and their prospective equity and debt financing sources if such information was not previously made available to Parent or its Representatives, and (y) engage in or otherwise participate in any discussions or negotiations with the person or Group making such Acquisition Proposal.

Following the No-Shop Period Start Date and until the Effective Time or, if earlier, the termination of this Agreement, the Company shall keep Parent and its Representatives reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the No-Shop Period Start Date) on a prompt basis (and in any event within two Business Days), including the identity of the person or Group making such Acquisition Proposal and the material terms of any such Acquisition Proposal, and the Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.7.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 5.7(d), the Company Board shall not:

(i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve, authorize, declare advisable or recommend to stockholders of the Company (whether publicly or otherwise) any Acquisition Proposal, or (D) take formal action, or make any recommendation or public statement in connection with (other than a recommendation against such offer or a customary “stop, look and listen” communication), any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 relating thereto within ten Business Days after the commencement of such Acquisition Proposal (any such action described in this clause (i), a “Company Change in Recommendation”); or

(ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of the Company Subsidiaries to enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, but not after, so long as none of the Company, the Company Subsidiaries or their Representatives have breached in any material respect this Section 5.7, the Company Board may effect a Company Change in Recommendation with respect to an Alternative Acquisition Proposal, or terminate this Agreement under Section 7.1(g) and enter into an Alternative Acquisition Proposal, if the Company Board or any duly constituted and authorized committee thereof has determined in good faith (after consultation with its financial advisor and based on the advice of its outside legal counsel) that (x) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (y) such Acquisition Proposal constitutes a Superior Proposal (after giving effect to all of the binding written adjustments, if any, offered by Parent pursuant to Section 5.7(e), or otherwise).

(e) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that this Section 5.7(e) shall not permit the Company Board to make a Company Change in Recommendation or to take any other actions contemplated by this Section 5.7, except, in each case, to the extent expressly permitted by, and subject to the terms and conditions of, this Section 5.7.

(f) Notice. The Company shall not be entitled to effect a Company Change in Recommendation pursuant to Section 5.7(d) with respect to a Superior Proposal or to terminate this Agreement under Section 7.1(g) unless (i) the Company has provided a written notice to Parent at least three calendar days in advance (the “Notice Period”), which notice (a “Change Notice”) shall specify that the Company intends to take such action and include a copy of the Superior Proposal, a copy of the then current form of acquisition agreement, and a copy of any commitment letters or similar material documents with respect to any financing for such Superior Proposal); (ii) if requested by Parent, the Company shall, and shall cause its financial advisor and outside legal counsel to, during the Notice Period, negotiate with Parent and its Representatives in good faith to make amendments to the terms and conditions of this Agreement; (iii) following the end of the Notice Period, the Company Board or any duly constituted and authorized committee thereof shall have determined in good faith after consultation with its financial advisor and outside legal counsel, taking into account any written and complete amendments to the terms and conditions of this Agreement proposed by Parent that, if accepted by the Company, would be binding upon Parent in response to the Change Notice or otherwise, that the Superior Proposal giving rise to the Change Notice continues to constitute a Superior Proposal; and (iv) in the event of any material revisions to such Superior Proposal, the Company shall, in each case, be required to deliver a new written notice to Parent consistent with that described in clause (i) above and the notice period shall have recommenced with respect to such new written notice, except that the deadline for such new written notice shall be reduced to one Business Day (rather than the three calendar days otherwise contemplated by clause (i) above).

Section 5.8 Appropriate Action; Consents; Filings.

(a) Each of the Company and Parent shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Merger and the Transactions as promptly as practicable, (ii) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from any third party, including any Governmental Entity required to be obtained or made by Parent or the Company or any of Parent’s Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the Transactions, (iii) prepare and make or cause to be made the applications or filings required to be made by Parent or the Company or any of Parent’s Subsidiaries under any Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the Transactions (including, without limitation, under the Exchange Act, and any other applicable federal or state securities Laws), and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (iv) comply at the earliest practicable date with any request under any applicable Laws for additional information, documents or other materials received by Parent or the Company or any of Parent’s Subsidiaries from any Governmental Entity in connection with such applications or filings or the Merger and the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (A) any filing under any applicable Laws, and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or the Transactions. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b) The Company and Parent shall give (or Parent shall cause Parent’s Subsidiaries to give) any notices to third parties, and use, and Parent shall cause Parent’s Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable to consummate the Transactions; provided, however, that except as expressly provided in Article VI, no such consents shall constitute conditions to the Closing.

(c) From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the Transactions or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company.

(d) Each of the Company and Parent shall, and shall cause their respective controlled affiliates to, use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or the Transactions. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Transactions as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the Transactions. In furtherance and not in limitation of the foregoing, Parent shall cooperate in good faith with all Governmental Entities and undertake promptly any and all actions required to lawfully complete the Transactions; provided that notwithstanding the foregoing, neither the Company nor Parent shall be required to take any action which is not conditioned on the consummation of the Merger.

(e) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

(f) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub. Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their business operations.

Section 5.9 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the Transactions not to be satisfied or (b) the failure of the Company, Parent or Merger Sub or any of their respective Representatives, as the case may be, to comply with or satisfy any covenant or agreement to be complied with by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the Transactions not to be satisfied; provided, however, that any party may elect at any time to notify the other party of any development causing a breach of such party’s representations and warranties in Article III and Article IV. Unless a non-breaching party has the right to terminate this Agreement at the time of such notification pursuant to Article VII by reason of such development and exercises that right within the period of ten Business Days after receipt of such notice, the written notice pursuant to this Section 5.9 shall be deemed to have amended the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to have qualified the representations and warranties contained in Article III and Article IV, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

Section 5.10 Public Announcements. Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements with respect to the Transactions, including the Merger. Except in connection with a Company Change in Recommendation in accordance with Section 5.7 hereof, none of Parent, the Company nor their respective affiliates shall issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or any listing agreement, or as may be requested by a Governmental Entity; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

Section 5.11 Stock Exchange Listing. Parent shall promptly prepare and submit to the Exchange, and any other applicable exchange, a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its commercially reasonable efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.12 Indemnification of Directors and Officers.

(a) Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees and agents (in each case, when acting in such capacity) of the Company (“Covered Persons”) to the same extent such persons would be entitled to be indemnified as of the date of this Agreement by the Company pursuant to the Company Governing Documents and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder to the same extent such persons are entitled thereto as of the date of this Agreement, provided that any person to whom expenses are advanced undertakes, to the extent required by the NRS, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Governing Documents. Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, Parent shall, at Parent’s sole cost and expense, provide to the Company’s current and former directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policy in effect on the date hereof and is from an insurance carrier with the same or better credit rating as the Company’s existing insurance carrier or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if Parent or the Company obtained, at or prior to the Effective Time, prepaid (or “tail”) D&O Insurance covering such officers and directors, including in connection with the approval of this Agreement and the Transactions, with coverage no less favorable than those of the Company’s policies in effect on the date of this Agreement for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time. If the Company obtained tail D&O Insurance prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such tail D&O Insurance in full force and effect for six years after the Effective Time, and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

(e) The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to affect adversely any Covered Person to whom this Section 5.12 applies without the consent of such affected Covered Person (it being expressly agreed that the Covered Persons to whom this Section 5.12 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.12). The provisions of this Section 5.12 shall survive the consummation of the Merger.

Section 5.13 Employee Benefit Matters. Effective as of the Closing, (i) each of Alan J. Lewis, Ph.D., Thomas E. Ichim, Ph.D., John P. Salvador, J.D. and Donald F. Dickerson (collectively, the “Transitioning Employees”), other than Thomas E. Ichim, Ph.D., shall be offered to continue employment with the Company or Parent on the terms and conditions, and with the compensation and benefits, specified in offer letters in the form to be provided by Parent and (ii) the Company shall terminate each of the employment agreements to which the Transitioning Employees are a party (but, for the avoidance of doubt, not their employment) as well as its 2005 Officer and Director Equity Ownership Plan.

Section 5.14 Certain Tax Matters.

(a) The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g). Each party shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each party shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its affiliates to, take any actions that would prevent the Merger from so qualifying.

(b) The parties shall cooperate and use their reasonable best efforts in order for the Company and Parent to obtain the tax opinions of each of Troutman Sanders LLP and EisnerAmper, LLP (i) to be attached as exhibits to the Proxy Statement and/or Registration Statement (the “SEC Tax Opinions”) to satisfy the requirements of Item 601 of Regulation S-K under the Securities Act and (ii) referenced in Section 6.2(d) and Section 6.3(c) hereof (the “Closing Tax Opinions”). Parent, the Company and Merger Sub shall execute and deliver to Troutman Sanders LLP and EisnerAmper, LLP, (A) prior to the filing of the Proxy Statement and Registration Statement, tax representation letters in the form to be mutually agreed by Parent and the Company after the date hereof acting reasonably (the “Registration Statement Tax Representation Letters”), dated as of the date of the SEC Tax Opinions; and (B) prior to the Effective Time, tax representation letters in the form to be mutually agreed by Parent and the Company after the date hereof acting reasonably (the “Closing Tax Representation Letters,” and together with the Registration Statement Tax Representation Letters, the “Tax Representation Letters”) dated as of the date of the Closing Tax Opinions. In rendering both the SEC Tax Opinions and the Closing Tax Opinions, each of Troutman Sanders LLP and EisnerAmper, LLP shall be entitled to rely on customary assumptions, representations, warranties and covenants reasonably satisfactory to such counsel, including those set forth in the Tax Representation Letters. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the Tax Representation Letters.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each party will report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulation Section 1.368-3(a) on or with its return for the taxable year of the Merger.

Section 5.15 Stockholder Litigation. The parties shall use commercially reasonable efforts to cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the Transactions. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement, as promptly as reasonably practicable. Notwithstanding anything to the contrary herein, the parties may take any actions set forth on Schedule 5.15.

Section 5.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived by the Company and Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC and not have been withdrawn.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) No Injunctions or Restraints. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, adopted, issued, promulgated, enforced or entered any Law, order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition set forth in this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 and Section 5.8 shall have been the cause of, or shall have resulted in, such Law, order, decree, judgment, injunction or other ruling.

(d) Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in (i) Section 3.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date except for de minimis inaccuracies and (ii) Sections 3.7, 3.24 and 3.25 that are not qualified by a “materiality” or Company Material Adverse Effect qualification shall be true and correct in all material respects as of the as of the Closing Date as though made on and as of the Closing Date and each of the representations and warranties of the Company contained in Sections 3.7, 3.24 and 3.25 that are qualified by a “materiality” or Company Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date, and each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality or “Company Material Adverse Effect” qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent any representations and warranties address matters only as of a particular date or only with respect to a specific period of time, in which case as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, that in the event of any failure to perform or comply with Section 5.1 (other than Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(m), 5.1(n) and, when referring to the preceding sections, Section 5.1(o)), the condition in this Section 6.2(b) shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.1 (other than Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(m), 5.1(n) and, when referring to the preceding sections, Section 5.1(o)) has not, individually or in the aggregate, had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Required Consents. The Company shall have obtained the Company Required Consents that are set forth on Section 6.2(c) of the Company Disclosure Schedule.

(d) Parent Closing Tax Opinion. Parent shall have received the written opinion of Troutman Sanders LLP, dated the Closing Date, to the effect that the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Dissenters’ Rights. Holders of no more than 7.5% of the outstanding shares of Company Common Stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Section 92A.440 of the NRS.

(f) Promissory Note. Parent shall have received a promissory note duly executed by the Company in the form attached hereto as Schedule 6.2(f) (the “Promissory Note”).

(g) Diligence Review. Parent shall have completed, to Parent’s satisfaction in its sole discretion, its business, financial and legal due diligence investigation of the Company; provided that this closing condition shall no longer be applicable and/or exercisable by Parent on and after January 16, 2014.

(h) Stock Threshold. The aggregate number of shares of Parent Common Stock issuable in the Merger shall not be equal to or greater than nineteen and nine tenths percent 19.9% of the shares of Parent Common Stock outstanding as of immediately prior to the Effective Time (such amount, the “Stock Threshold”).

(i) Employment of Thomas E. Ichim, Ph.D. Thomas E. Ichim, Ph.D. shall have executed and delivered an employment agreement with Parent or the Company dated as of the Closing Date and in the form to be mutually agreed by Parent and the Company after the date hereof acting reasonably (the “Ichim Agreement”).

(j) Information and Inventions Assignment Agreement. Each current employee, officer and consultant of the Company and of each Company Subsidiary shall have executed a proprietary information and inventions assignment agreement in the form presented by Parent.

Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent any representations and warranties address matters only as of a particular date or only with respect to a specific period of time, in which case as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, that in the event of any failure to perform or comply with Section 5.2 (other than Section 5.2(c) and, when referring to the preceding section, Section 5.2(d)), the condition in this Section 6.3(b) shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.2 (other than Section 5.2(c) and, when referring to the preceding section, Section 5.2(d)) has not, individually or in the aggregate, had a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Company Closing Tax Opinion. The Company shall have received the written opinion of EisnerAmper, LLP, dated the Closing Date, to the effect that the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.4 Frustration of Closing Condition. None of the parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other transactions contemplated hereby to the extent required by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval):

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors.

(b) By either the Company or Parent if the Merger shall not have been consummated prior to March 12, 2014 (the “Outside Date”); provided, however, that in the event the SEC elects to review the Registration Statement the Outside Date shall automatically be extended to the date that is the earlier of May 31, 2014 or 45 days after the date that Parent files its annual report on Form 10-K that includes Parent’s audited financial statements for the year ended December 31, 2013; and provided further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.

(c) By either the Company or Parent if any court or other Governmental Entity of competent jurisdiction shall have issued an order, judgment, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the entry of any such order, judgment, injunction, decree, ruling or other action, including such party’s obligation to use its reasonable best efforts to prevent the entry of or to resist, resolve or lift, as applicable, any such order, judgment, injunction, decree, ruling or other action to the extent required by Section 5.3 and Section 5.8.

(d) By either the Company or Parent if the Company Stockholders’ Meeting (including any adjournment or postponement thereof) shall have concluded without the Company Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of shares of Company Common Stock.

(e) By Parent if (i) the Company Board shall have effected a Company Change in Recommendation, or (ii) the Company shall have entered into an Alternative Acquisition Agreement.

(f) By Parent, if (i) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (ii) such breach or misrepresentation is not cured prior to the earlier of (A) the Outside Date and (B) 30 days following written notice to the Company (provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date)) stating Parent’s intention to terminate this Agreement and the basis for such termination, and (iii) such breach or misrepresentation would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied; provided that Parent will not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent is then in breach of this Agreement such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied.

(g) By the Company prior to the receipt of the Company Stockholder Approval, in order to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; provided, however, that the Company shall have complied with Section 5.7(c) and shall have paid or shall concurrently pay the fees due under Section 7.2(b).

(h) By the Company, if (i) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (ii) such breach or misrepresentation is not cured prior to the earlier of (A) the Outside Date and (B) 30 days following written notice to Parent (provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date)) stating the Company’s intention to terminate this Agreement and the basis for such termination, and (iii) such breach or misrepresentation would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied; provided that the Company will not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of this Agreement such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied.

(i) By the Company, if Parent has not loaned the amounts payable under the Promissory Note to the Company on or before December 20, 2013.

(j) By Parent if the results of its diligence investigation provided for in Section 6.2(g) are unsatisfactory, as determined by Parent in its sole and absolute discretion; provided that the foregoing termination right shall no longer be applicable and/or exercisable by Parent on and after January 16, 2014.

Section 7.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall become void and of no effect and there shall be no liability or obligation on the part of any party (or any Subsidiary, stockholder, director, officer, employee or other Representative of any party) to the other party hereto; provided, however, that (i) Section 5.6(b), Section 5.10, this Section 7.2 and Article VIII and the provisions of the Confidentiality Agreement shall survive such termination, and (ii) no party will be relieved or released from liability or damages incurred or suffered as a result of (A) any knowing material breach of any of its representations and warranties set forth in this Agreement or (B) any deliberate material breach of any of its covenants contained in this Agreement (it being understood that any such liability or damages under this clause (ii) for which the Company may become liable shall be calculated net of the amount of the Termination Fee, if previously paid by the Company). No party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 7.2(a), (x) a “knowing” breach of a representation and warranty will be deemed to have occurred only if the officers of the Company (in the case of the Company) or the officers of Parent or Merger Sub (in the case of Parent) had actual knowledge of such breach as of the date of this Agreement (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by such parties) and (y) a “deliberate” breach of any covenant or agreement will be deemed to have occurred only if the other party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant or agreement.

(b) Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), then the Company shall pay Parent, prior to or concurrently with such termination, the Termination Fee.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(e), then the Company shall pay Parent the Termination Fee within three Business Days of such termination.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b) (or by Parent pursuant to Section 7.1(b) in the event the Company is prohibited from terminating this Agreement pursuant to such Section 7.1(b)) and (A) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to the right to terminate pursuant to such section and which Acquisition Proposal shall not have been withdrawn and (B) within six months of such termination the Company consummates a transaction with respect to such Acquisition Proposal or the transactions contemplated by such Acquisition Proposal are consummated, then the Company shall pay Parent, concurrently with the consummation of such Acquisition Proposal, the Termination Fee.

(iv) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d) and (A) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to the right to terminate pursuant to such section and which Acquisition Proposal shall not have been withdrawn and (B) within six months of such termination the Company consummates a transaction with respect to such Acquisition Proposal or the transactions contemplated by such Acquisition Proposal are consummated, then the Company shall pay Parent, concurrently with the consummation of such Acquisition Proposal, the Termination Fee.

(v) In the event that this Agreement is terminated pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(h), Section 7.1(i), Section 7.1(j) or otherwise by either Parent or the Company and, pursuant to the terms of this Section 7.2 no Termination Fee is payable by the Company to Parent as a result of such termination, then Parent shall pay to the Company the Reverse Termination Fee within three Business Days of such termination.

(vi) The “Termination Fee” shall mean a cash amount equal to $1,000,000; except that in the event this Agreement is terminated by the Company pursuant to Section 7.1(g) (A) prior to the No-Shop Period Start Date or (B) on or after the No-Shop Period Start Date in order to enter into an Alternative Acquisition Agreement with an Excluded Party, the “Termination Fee” shall mean a cash amount equal to $750,000. The “Reverse Termination Fee” shall mean a cash amount equal to $150,000.

(vii) For purposes of this Section 7.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the phrase “20% or more” in such definition shall be deemed to be changed to “50% or more”.

(c) All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing Date; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, including but not limited to such waiver pursuant to the terms of Section 5.9 hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Fees and Expenses. Subject to Section 7.2 of this Agreement or except as otherwise agreed upon by Parent and the Company, all fees, costs and expenses incurred by the parties hereto (including all legal, accounting, broker, finder or investment banker fees) shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and Registration Statement.

Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Intrexon Corporation

20374 Seneca Meadows Parkway

Germantown, Maryland 20876

Tel: (301) 556-9809

Fax: (301) 556-9902

Email: DLehr@intrexon.com

Attention: Donald P. Lehr, Chief Legal Officer

with a mandated copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Tel: (804) 697-1225

Fax: (804) 698-5174

Email: johnowen.gwathmey@troutmansanders.com

Attention: John Owen Gwathmey

If to the Company, addressed to it at:

Medistem Inc.

9255 Towne Centre Drive, Suite 450

San Diego, CA 92121

Tel: (858) 352-7071

Fax: (858) 551-4342

Email: Alan.lewis@medisteminc.com

Attention: Alan J. Lewis, Ph.D., Chief Executive Officer

with a mandated copy to:

Jones Day

12265 El Camino Real, Suite 300

San Diego, CA 92130-4096

Tel: (858) 314-1193

Fax: (858) 314-1150

Email: klfunahashi@JonesDay.com

Attention: Kenji L. Funahashi

Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality undertakings no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving 20% or more of the voting power of the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets or businesses of the Company representing 20% or more of the consolidated assets, revenues or net income of the Company, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company, (d) transaction in which any person or Group shall acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (in each case, other than the Merger). For purposes of clarification, a Permitted Financing shall not be considered an Acquisition Proposal if such Permitted Financing does not fall within the foregoing definition of an Acquisition Proposal.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Agreement” means (a) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of the Company Subsidiaries, on the one hand, and any Participant, on the other hand, or (b) any agreement between the Company or any of the Company Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of the Company Subsidiaries or any other Commonly Controlled Entity, or with respect to which any of them have any liability (contingent or otherwise), in each case, providing benefits to any Participant, but not including any Benefit Agreement.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Company Material Adverse Effect” means any change, event or effect that has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, event or effect to the extent attributable to the execution of this Agreement or the public announcement or pendency of the Merger or the Transactions (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships), and any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions; (b) any adverse change, event or effect attributable to conditions affecting the pharmaceutical industry in general (or any segment thereof in which the Company has material operations or sales), the U.S. economy or financial markets or any of the foreign economies in any locations where the Company or the Company Subsidiaries has material operations or sales except to the extent the Company is disproportionally affected thereby; (c) any adverse change, event or effect arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented; (d) changes in Laws, including the rules, regulations and administrative policies of any Health Authority, or any interpretation thereof except to the extent the Company is disproportionally affected thereby; (e) changes in GAAP or regulatory accounting principles except to the extent the Company is disproportionally affected thereby; (f) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes; (g) acts of war, sabotage, terrorism, military action or any escalation or worsening thereof whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of national emergency or war except to the extent the Company is disproportionally affected thereby; (h) any failure, in and of itself, by the Company to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period (or for which revenues, earnings or other financial results are released), (i) the identity of Parent or Merger Sub as the acquiror of the Company or (j) a Permitted Financing.

“Company Products” means all marketed products, and all compounds and Product Candidates that are being evaluated by the Company or any Company Subsidiary, whether in clinical trials as to which the Company or any Company Subsidiary holds the applicable Investigational New Drug Applications or in earlier stages of development including, without limitation, including, without limitation, the Endometrial Regenerative Cell (ERC) universal donor adult stem cell product (ERC-124).

“Company Subsidiaries” means the subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a subsidiary of the Company in the future and held as a subsidiary by the Company at the Effective Time.

“contracts” means any written agreements, contracts, leases, notes, loans, indentures, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, or other binding executory commitments to which any person is a party or to which any of the assets of a person are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the New York Stock Exchange LLC.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any person, or group of persons or Group that includes any person (so long as such person, together with all other members of such Group, if any, who were members of such Group or another Group that included such person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such Group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement prior to the No-Shop Period Start Date, an Acquisition Proposal that the Company Board or duly constituted or authorized committee thereof determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisors and legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal; provided that any such person or Group shall cease to be an “Excluded Party” if such Person or Group ceases to be engaged in active discussions concerning an Acquisition Proposal.

“GAAP” means generally accepted accounting principles as applied in the United States and consistently applied during the periods involved.

“Good Clinical Practices” means, with respect to the Company, statutory and regulatory requirements for clinical trials, including all applicable requirements relating to protection of human subjects, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56 and 312), as amended from time to time.

“Good Laboratory Practices” means, with respect to the Company, requirements for conduct of non-clinical studies set forth in 21 C.F.R. Part 58 and like requirements of other Governmental Entities in any other countries in which such studies are conducted by or for the Company, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” means, with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time.

“Governmental Entity” means any federal, state, provincial or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Group” is defined in Rule 13d-5(b) promulgated under the Exchange Act.

“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Health Authorities” means the Governmental Entities which administer Health Laws including the FDA.

“Health Laws” means any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the U.S. Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the Public Health Service Act, as amended, in each case including the associated rules and regulations promulgated thereunder and their foreign equivalents.

“Intellectual Property” means: (a) patents, patent applications of any kind (including, without limitation, provisional, utility, divisions, continuations, continuations in part and renewal applications and foreign counterparts thereof), inventions, discoveries, inventor’s certificates, and invention disclosures (whether or not patented), and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction; (b) rights in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor; (d) all trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing; (e) copyrighted and copyrightable writings, published and unpublished writings and other works, whether copyrightable or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, designs, schematics and specifications, derivative works in any jurisdiction for the foregoing, and any renewals or extensions thereof or moral rights related thereto; (f) rights under all agreements, including agreements with any person, relating to the foregoing; (g) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; and (h) any and all other intellectual property or proprietary rights relating to any of the foregoing.

“Investigational New Drug Application” or “IND” means an application submitted pursuant to FDCA 505(i) and described in 21 C.F.R. §312.23, and amendments and supplements thereto.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to the knowledge of Parent or Merger Sub when the matter in question was actually known (without independent inquiry or investigation) to the individuals listed on Section 8.4(a) of the Parent Disclosure Schedule and “knowledge” will be deemed to be present with respect to the Company when the matter in question was actually known (without independent inquiry or investigation) to the individuals listed on Section 8.4(b) of the Company Disclosure Schedule.

“Law” means law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Entity.

“OTCQB” means the OTCQB tiered marketplace maintained by OTC Markets Group.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC in connection with this Agreement and the Transactions, other than the Proxy Statement and the Registration Statement.

“Organizational Documents” means (a) with respect to a corporation or association, its certificate or articles of incorporation or association and bylaws, (b) with respect to any limited liability company, its certificate of formation, articles of organization, regulations, operating agreement and limited liability company agreement, as applicable, (c) with respect to any limited partnership, its certificate of limited partnership and limited partnership agreement, (d) with respect to any general partnership, its partnership agreement, and (e) all other similar organizational documents.

“Parent Exclusively Licensed IP” means all Parent Licensed IP, to the extent exclusively licensed to Parent.

“Parent Licensed IP” means all in-bound patent licenses, trademark licenses and copyright licenses (including software) which, in each case, is material to the business of Parent as currently conducted; provided, however, that Parent Licensed IP shall not include any licenses for click-wrap, shrink-wrap or off-the-shelf software.

“Parent Material Adverse Effect” means any change, event or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any adverse change, event or effect to the extent attributable to the execution of this Agreement or the public announcement or pendency of the Merger or the Transactions (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships); (b) any adverse change, event or effect attributable to conditions affecting the pharmaceutical industry in general (or any segment thereof in which Parent or any Parent Subsidiary has material operations or sales), the U.S. economy or financial markets or any of the foreign economies in any locations where Parent or any Parent Subsidiary has material operations or sales except to the extent Parent is disproportionally affected thereby; (c) any adverse change, event or effect arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act to which the Company has consented; (d) changes in Laws after the date hereof, including the rules, regulations and administrative policies of any Health Authority, or any interpretation thereof, except to the extent Parent is disproportionally affected thereby; (e) changes in GAAP or regulatory accounting principles except to the extent Parent is disproportionally affected thereby; (f) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes; (g) acts of war, sabotage, terrorism, military action or any escalation or worsening thereof whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of national emergency or war except to the extent Parent is disproportionally affected thereby; (h) any failure, in and of itself, by Parent to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period (or for which revenues, earnings or other financial results are released); (i) any change in the trading price or trading volume of the Parent Common Stock; or (j) the identity of the Company as the company being acquired by Parent or Merger Sub.

“Parent Owned IP” means all United States, state and foreign registrations of and applications for patents, trademarks, domain names, and copyrights owned by Parent.

“Participant” means any current or former director, officer, employee, consultant or other service provider of the Company, the Company Subsidiaries or any other Commonly Controlled Entity.

“Permit” means any permit, license, franchise, registration, qualification, right, variance, authorization, waiver, grant, concession, exemption, order, approval, certificate, or certification of any Governmental Entity, other than Regulatory Authorizations.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Regulatory Authorization” means any approvals, clearances, authorizations, registrations, certifications and licenses granted by any Health Authority, including of any INDs and NDAs.

“Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person and its subsidiaries, if applicable.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” means, with respect to any person, any foreign or domestic corporation, partnership, joint venture or other legal entity, whether incorporated or unincorporated, of which (a) such person (either alone or through or together with any other subsidiary) is a general partner (excluding such partnerships where such person or any subsidiary of such person does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other legal entity is directly or indirectly owned or controlled by such person or by one or more of such person’s subsidiaries, or by such person and one or more of its subsidiaries.

“Superior Proposal” means an Acquisition Proposal (except that the phrase “20% or more” in the definition of Acquisition Proposal shall be replaced with the phrase “50% or more” for purposes of this definition) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), (a) would if consummated result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Transactions, and (b) is reasonably likely of being consummated on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof, required to be filed with a Governmental Entity that has responsibility for assessment or collection of Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Treasury Regulation(s)” means the temporary and final Treasury Regulations promulgated under the Code.

Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“409A Authorities”	Section 3.11(i)

“Acceptable Confidentiality Agreement”	Section 5.7(c)(ii)

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.7(d)(ii)

“Articles of Merger”	Section 1.2(b)

“Balance Sheet Date”	Section 3.8(g)

“Book-Entry Shares”	Section 2.1(c)

“Cash Consideration”	Section 2.1(c)

“Certificate”	Section 2.1(c)

“Change Notice”	Section 5.7(f)

“Closing”	Section 1.2(a)

“Closing Date”	Section 1.2(a)

“Closing Tax Opinions”	Section 5.14(b)

“Closing Tax Representation Letters”	Section 5.14(b)

“Code”	Recitals

“Commonly Controlled Entity”	Section 3.11(c)

“Company”	Preamble

“Company Board”	Section 2.3(d)

“Company Bylaws”	Section 3.2

“Company Certificate”	Section 3.2

“Company Change in Recommendation”	Section 5.7(d)(i)

“Company Common Stock”	Section 2.1

“Company Disclosure Schedule”	Article III

“Company Exclusively Licensed IP”	Section 3.17

“Company Financial Advisor”	Section 3.21

“Company Governing Documents”	Section 3.2

“Company Leases”	Section 3.15(b)

“Company Licensed IP”	Section 3.17

“Company Material Contract”	Section 3.13(a)

“Company Note”	Section 2.5(a)

“Company Option Agreement”	Section 2.3(d)

“Company Option Plans”	Section 2.3(a)

“Company Option”	Section 2.3(a)

“Company Owned IP”	Section 3.17

“Company Preferred Stock”	Section 3.3(a)

“Company Recommendation”	Section 5.4(a)

“Company Representatives”	Section 5.6(a)

“Company Required Consents”	Section 3.5(a)

“Company SEC Filings”	Section 3.8(a)

“Company Stockholder Approval”	Section 3.22

“Company Stockholders’ Meeting”	Section 5.5

“Company Warrant”	Section 2.4(a)

“Confidentiality Agreement”	Section 5.6(b)

“Covered Persons”	Section 5.12(a)

“D&O Insurance”	Section 5.12(c)

“Disclosure Schedules”	Section 8.13

“Dissenting Shares”	Section 2.8

“Effective Time”	Section 1.2(b)

“Exchange Agent”	Section 2.2(a)

“FCPA”	Section 3.24

“FDA”	Section 3.7(a)

“FDCA”	Section 8.4

“Government Contract”	Section 3.17(j)

“Human Testing Authorization”	Section 3.7(c)

“Ichim Agreement”	Section 6.2(i)

“Lock-Up Agreements”	Recitals

“Merger”	Recitals

“Merger Consideration”	Section 2.1(c)

“Merger Sub”	Preamble

“Merger Sub Articles”	Section 1.4

“Merger Sub Bylaws”	Section 1.4

“Merger Sub Governing Documents”	Section 1.4

“Net Note Share Amount”	Section 2.5(a)

“Net Option Share Amount”	Section 2.3(a)

“Net Warrant Share Amount”	Section 2.4(a)

“Nonqualified Deferred Compensation Plan”	Section 3.11(i)

“No-Shop Period Start Date”	Section 5.7(b)

“Noteholder”	Section 2.5(a)

“Notice Period”	Section 5.7(f)

“NRS”	Recitals

“OFAC”	Section 3.25(b)(i)

“OFAC Sanctioned Person”	Section 3.25(b)(ii)

“OFAC Sanctions”	Section 3.25(b)(i)

“Optionholder”	Section 2.3(a)

“Outside Date”	Section 7.1(b)

“Parent”	Preamble

“Parent Articles”	Section 4.2

“Parent Bylaws”	Section 4.2

“Parent Common Stock”	Section 4.3

“Parent Disclosure Schedule”	Article IV

“Parent Governing Documents”	Section 4.2

“Parent Material Contract”	Section 4.10

“Parent Options”	Section 4.3

“Parent Preferred Stock”	Section 4.3

“Parent Representatives”	Section 5.6(a)

“Parent SEC Filings”	Section 4.7(a)

“Parent Stock Value”	Section 2.1(d)

“Parent Subsidiary”	Section 4.5(a)

“party” or “parties”	Preamble

“Product Candidates”	Section 3.7(c)

“Promissory Note”	Section 6.2(f)

“Proxy Statement”	Section 5.4(a)

“Registration Statement”	Section 5.4(a)

“Registration Statement Tax Representation Letters”	Section 5.14(b)

“Required Company Stockholders”	Section 3.22

“Restricted Stock Purchase Agreement”	Section 2.3(c)

“Reverse Termination Fee”	Section 7.2(b)(vi)

“Sarbanes-Oxley Act”	Section 3.8(a)

“SEC Tax Opinions”	Section 5.14(b)

“Social Security Act”	Section 3.7(n)

“Stock Consideration”	Section 2.1(c)

“Subsidiary Securities”	Section 3.3(d)

“Surviving Corporation”	Section 1.1

“Takeover Statute”	Section 3.4(b)

“Tax Representation Letters”	Section 5.14(b)

“Termination Fee”	Section 7.2(b)

“Transactions”	Section 3.4(a)

“Transitioning Employees”	Section 5.13

“U.S. Person”	Section 3.25(b)(iii)

“Voting Agreements”	Recitals

“Warrantholder”	Section 2.4(a)

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a final determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto), and the Confidentiality Agreement, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in this Agreement, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties, and any purported assignment hereof shall be null and void.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 2.3, Section 2.4, Section 2.5 and Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Interpretation. The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

For purposes of this Agreement: (a) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (b) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (c) the words “hereof”, “herein”, “hereby”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (e) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (g) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (i) all references to “$” or “dollars” shall be deemed references to United States dollars; and (j) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York (including sections 5-1401 and 5-1402 of the New York General Obligations Law but excluding all other choice of law and conflicts of law rules), except to the extent that mandatory provisions of federal Law apply or mandatory principles of Law require the application of the NRS.

(b) Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if such court declines to accept jurisdiction, any federal or state court within the State of New York, and, in each case, any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Damages. OTHER THAN AS EXPRESSLY PROVIDED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

Section 8.13 Disclosure. The representations and warranties contained in Article III and Article IV are qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule (each a “Disclosure Schedule” and collectively, “Disclosure Schedules”), respectively. A matter set forth in one section of a Disclosure Schedule need not be set forth in any other section of such Disclosure Schedule so long as its relevance to the latter section of such Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in such Disclosure Schedule to the person to which such disclosure is being made. Each of Parent, Merger Sub and the Company acknowledge that (a) the Disclosure Schedules may include items or information that are not required to be disclosed under this Agreement, (b) disclosure of such items or information shall not affect directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations under this Agreement and (c) inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the disclosing party. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in a party’s Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Each of Parent, Merger Sub and the Company further acknowledges that headings have been inserted on sections of the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedules.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTREXON CORPORATION

By:	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	Chief Executive Officer

XON CELLS, INC.

By:	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	President

MEDISTEM INC.

By:	/s/ Alan J. Lewis
Name:	Alan J. Lewis, Ph.D.
Title:	Chief Executive Officer